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                                                                   EXHIBIT 11.02

LITHIUM TECHNOLOGIES CORPORATION
RECONCILIATION OF NET LOSS AND PRO FORMA EARNINGS PER COMMON SHARE
(Unaudited)

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
                                           YEAR ENDED          YEAR ENDED
                                        DECEMBER 31, 1998  DECEMBER 31, 1999
EARNINGS (LOSS) PER SHARE
Basic loss per share:
  NUMERATOR:
    Basic net loss                          $(4,593,000)        $(3,261,000)
                                            ===========         ===========
  DENOMINATOR:
    Basic weighted average
      shares outstanding                     44,354,000          21,697,000
                                            ===========         ===========
    Basic net loss per share                $     (0.10)        $     (0.15)
                                            ===========         ===========
Diluted earnings (loss) per share:
  NUMERATOR:
    Diluted net loss                        $(4,593,000)        $(3,261,000)
                                            ===========         ===========
  DENOMINATOR:
    Weighted average shares
      outstanding                            44,354,000          21,697,000
    Dilutive effect of options                2,625,680           2,948,041
    Dilutive effect of warrants               3,080,992           3,715,754
                                            -----------         -----------
    Dilutive weighted average
      shares outstanding                     50,060,672          28,360,795
                                            ===========         ===========
    Diluted earnings (loss)
      per share                             $     (0.09)        $     (0.11)
                                            ===========         ===========
    If anti-dilutive, use Basic           Anti-dilutive      Anti-dilutive
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